AMENDMENT THREE
CONAGRA FOODS, INC. AMENDED AND RESTATED
VOLUNTARY DEFERRED COMPENSATION PLAN
(January 1, 2009 Restatement)
This Amendment Three to the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”) is adopted by ConAgra Foods, Inc. (the “Company”) and is effective on January 1, 2013.
RECITALS
1.     Initial capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
2.    The Company desires to amend the Plan to permit Employer contributions.
AMENDMENT
1.    Section 1.1 is revised to read in its entirety as follows:
1.1.    AccountThe term “Account” means the bookkeeping account established by the Company to which post‑2004 Compensation Deferral Contributions, Employer Matching Contributions, Employer Non-elective Contributions and earnings and losses thereon, are credited for any Participant, except that for a Participant who had an account balance in the Lamb-Weston Plan immediately before the Lamb-Weston Plan was merged into this Plan, the term shall mean the Participant’s entire account in this Plan, including any amounts credited to the Participant’s account in the Lamb-Weston Plan before 2005.
2.    A new Section 1.5 is added as follows, and subsequent Sections are renumbered accordingly:

1.5.    Credited Service. The term “Credited Service” means the period of time that the Participant performs service for the Employer. The applicable period of time begins with the date the Participant is first employed with the Employer and ends on the Participant’s Separation from Service. A Participant’s Credited Service shall be determined without regard to whether he or she is a Participant or eligible to participate in the Plan during his or her period of service. A Participant’s Credited Service shall be expressed in years and portions of years and shall be measured in cumulative monthly increments with 12 months of Credited Service equaling a year of Credited Service, irrespective of whether this year of Credited Service was completed within a 12-consecutive-month period.

3.    A new Section 1.8 is added as follows, and subsequent Sections are renumbered accordingly:

1.8.    Employer Matching Contribution. The term “Employer Matching Contribution” means a contribution made to the Plan by the Employer pursuant to Section 3.2.

4.    A new Section 1.9 is added as follows, and subsequent Sections are renumbered accordingly:

1.9.    Employer Non-elective Contribution. The term “Employer Non-elective Contribution” means a contribution made to the Plan by the Employer pursuant to Section 3.3.

5.    The following paragraph is added to the end of Article II:

Employer Matching Contributions and Employer Non-elective Contributions may be made by the Employer to those employees of the Employer who either have been selected by, and at the sole and absolute discretion of, the Committee, or who have annual total cash compensation in excess of the Code Section 401(a)(17) limitation.

6.    The fourth sentence of Section 3.1 is revised to read in its entirety as follows:

The maximum deposit shall be determined and changed by the Committee from time to time (which may be set forth in the Compensation Deferred Agreement) and, in the absence of any such determination shall be (1) fifty percent (50%) of the Participant’s normal salary, (2) ninety percent (90%) of the Participant’s short term incentive, and (3) ninety percent (90%) of the sum of the Participant’s normal salary plus short-term incentive in excess of the Code Section 401(a)(17) limitation in effect for such Plan Year.

7.    Section 3.2 is revised to read in its entirety as follows:

3.2.    Employer Matching Contributions. Effective January 1, 2014, the Employer will credit, at the end of each Plan Year , an eligible Participant’s Account with Employer Matching Contributions equal to a dollar for dollar match, limited to 6% of compensation earned by the Participant and paid by the Employer in excess of the Code Section 401(a)(17) limitation. Examples: (1) If a Participant receives total cash compensation of $300,000 in 2014, and she deferred $20,000 for 2014, she would receive an Employer Matching Contribution (assuming the Code Section 401(a)(17) limitation for 2014 is $255,000) of $2,700 (6% of $45,000); (2) If the Participant, in the first example, only deferred $900 for 2014, she would receive an Employer Matching Contribution of $900 (2% of $45,000).

Compensation, for purposes of calculating Employer Matching Contributions, shall be defined in the same manner as the term “Pay” is defined in the ConAgra Foods, Inc. Pension Plan for Salaried Employees (#009).

Notwithstanding the foregoing, the HR Committee may, in its sole discretion, amend or modify any future Employer Matching Contributions by amending the Plan. No Participant listed in Schedule 1 shall be eligible to receive an Employer Matching Contribution.

8.    A new Section 3.3 is added as follows:

3.3.    Employer Non-elective Contributions. The Employer will credit, at the end of each Plan Year, a Participant’s Account with Employer Non-elective Contributions equal to three percent (3%) of an eligible Participant’s normal compensation and short term incentive in excess of the Code Section 401(a)(17) limitation in effect for such Plan Year; provided, however, that a nine percent (9%) Employer Non-elective Contribution will instead be made for the 2013 Plan Year and such amount will be credited to Participants’ Accounts. Compensation, for purposes of calculating Employer Non-elective Contributions, shall be defined in the same manner as the term “Pay” is defined in the ConAgra Foods, Inc. Pension Plan for Salaried Employees (#009).

Notwithstanding the foregoing, the HR Committee may, in its sole discretion, amend or modify any future Employer Non-elective Contributions by amending the Plan. No Participant listed in Schedule 1 shall be eligible to receive an Employer Non-elective Contribution.

9.    A new Article IV is added as follows, and subsequent Articles and Sections are renumbered accordingly:

ARTICLE IV

VESTING

4.1.    Compensation Deferral Contributions. Each Participant shall have a fully 100% vested and nonforfeitable interest in his or her Compensation Deferral Contributions at all times.

4.2.    Employer Contributions. Unless the Employer determines otherwise with respect to a Participant, the interest of each Participant in his or her Employer Matching Contributions and Employer Non-elective Contributions shall vest in accordance with the following schedule:

Years of Credited Service	Vested Percentage
Less than one year	0%
One but less than two	20
Two but less than three	40
Three but less than four	60
Four but less than five	80
Five years or more	100

4.3.    Full Vesting Rule. Notwithstanding the foregoing provisions of this Article IV, a Participant shall have a fully 100% vested and nonforfeitable interest in his or her Employer Matching Contributions and Employer Non-elective Contributions if the Participant dies, becomes permanently disabled, or reaches age 65 while employed with the Employer.
4.4.    Forfeitures. The nonvested portions of a Participant’s Employer Matching Contributions and Employer Non-elective Contributions shall be immediately forfeited upon the Participant’s Separation from Service.
10.    Section 7.3 is revised to read in its entirety as follows:
7.3.    AccountingSeparate accounting shall be maintained for each Participant’s Account and Grandfathered Amounts. Each Participant’s Account and Grandfathered Amount shall be adjusted for Compensation Deferral Contributions, Employer Matching Contributions, Employer Non-elective Contributions and earnings and losses, to the extent applicable.

IN WITNESS WHEREOF, this Amendment Three is executed this 6th day of March 2013, but effective as of the date set forth herein.

CONAGRA FOODS, INC.

By: /s/ Nicole B. Theophilus
Name: Nicole B. Theophilus
Position: SVP, Human Resources

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